Exhibit 5.26

Nancy S. Cusack, Partner

ncusack@hinklelawfirm.com

November 22, 2011

Burlington Coat Factory Warehouse Corporation

1830 Route 130 North

Burlington, N.J. 08016

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special legal counsel to Burlington Coat Factory of New Mexico, LLC, a New Mexico Limited Liability Company (the “New Mexico Guarantor”). This opinion letter is being delivered in connection with the proposed registration by Burlington Coat Factory Warehouse Corporation, a Delaware Corporation (the “Issuer”) of $450,000,000 in the aggregate principal amount of the Issuer’s 10% Senior Notes due 2019 (the “Exchange Notes”), to be guaranteed (the “Guarantees”) by certain entities (the “Guarantors”), including the New Mexico Guarantor, pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) on or about July 15, 2011. The Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”. The Exchange Notes are to be issued pursuant to the Indenture dated as of February 24, 2011 (the “Indenture”) by and among the Issuer, the Guarantors and Wilmington Trust FSB, as trustee (the “Trustee”). The Exchange Notes are to be issued in exchange for, and in replacement of, the Issuer’s 10% Senior Notes due 2019 issued on February 24, 2011 (the “Old Notes”), of which $450,000,000 in aggregate principal amount is outstanding and is subject to the exchange offer pursuant to the Registration Statement.

In that connection, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including: (i) Certificate of Organization, Articles of Organization, and Limited Liability Company Agreement dated April 2, 2006 of the New Mexico Guarantor; (ii) a certificate of good standing for the New Mexico Guarantor dated February 8, 2011; (iii) A Certificate of Secretary of each Guarantor dated February 24, 2011 signed by

November 22, 2011

the Secretary of the Guarantors (including the New Mexico Guarantor) and the documents referenced on Annex A and B referenced in such Certificate; (iv) the Secretary’s Certificate dated November 22, 2011; (v) the Consent Resolution of the New Mexico Guarantor with respect to issuance of the Exchange Notes and the Guarantee; (vi) the Indenture, (vii) the Registration Statement, (viii) the Exchange and Registration Rights Agreement, dated February 24, 2011 by and among the Issuer, the Guarantors and Goldman, Sachs & Co., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC (the “Registration Rights Agreement”), and (ix) forms of the Exchange Notes and the Guarantee by the New Mexico Guarantor.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies, and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the New Mexico Guarantor, and the due authorization, execution and delivery of all documents by the parties thereto other than the New Mexico Guarantor. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Issuer and the Guarantors.

Our opinion expressed below is subject to the qualification that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally; (ii) general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law); and (iii) public policy considerations that may limit the rights of parties to obtain certain remedies.

Based upon, and subject to, the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that when (i) the Registration Statement becomes effective, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended and (iii) the Exchange Notes and the Guarantees have been duly executed and authenticated in accordance with the provisions of the Indenture, and duly delivered to holders of the Old Notes in exchange for the Old Notes and the guarantees related thereto, the Guarantee will be the validly issued and binding obligation of the New Mexico Guarantor.

November 22, 2011

We hereby consent to the filing of this opinion as Exhibit 5.26 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Our advice on every legal issue addressed in this letter is based exclusively on the internal laws of the State of New Mexico and represents our opinion as to how that issue would be resolved, were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue relating to the opinion would be treated in any actual court case would depend, in part, on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. None of the opinions or other advice contained in this letter consider or cover any foreign or state securities (or “blue sky”) laws or regulations.

This opinion is limited to the specific issues addressed herein and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof, and we assume no obligation to revise or supplement this opinion.

We have also assumed that the execution and delivery of the Indenture and the Exchange Notes, and the performance by the issuer and the Guarantors of their obligations thereunder, do not and will not violate, conflict with or constitute a default under any agreement or instrument to which any Registrant is bound, except those agreements and instruments that have been identified by the Issuer and the Guarantors as being material to them, and that have been filed as exhibits to the Registration Statement.

This opinion is furnished to you in connection with the filing of the Registration Statement and in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act.

Very truly yours,

/s/ Hinkle, Hensley, Shanor & Martin, LLP

HINKLE, HENSLEY, SHANOR & MARTIN, LLP